Press Release Source: InforMedix Holdings, Inc.

InforMedix Appoints Larry D. Grant Chief Financial Officer

Thursday March 23, 7:00 am ET

ROCKVILLE, Md.--(BUSINESS WIRE)--March 23, 2006--InforMedix Holdings, Inc. (OTCBB:IFMX - News), pioneering a new technology for enabling patients to manage chronic illnesses at home by greatly improving their medication and care plan adherence, announced today its appointment of Larry D. Grant (54), as its Chief Financial Officer.

Mr. Grant is a Washington, DC based financial leadership partner with Tatum, LLC, the fastest growing executive services firm in the United States. With 20+ years experience as a financial operating executive in the health care and life sciences arena, Mr. Grant has particular expertise in structuring and negotiating transactions with channel partners and strategic investors. Mr. Grant replaces Arthur Healey, who served the company with distinction for 4 years, and is leaving to pursue other interests.

Bruce A. Kehr, M.D. stated, "We wanted a first-class financial architect who brings a sophisticated, disciplined and forward-thinking approach to strategic transactions, together with heavy experience working with small cap public companies in the life sciences and health care space. We believe we have found, in Larry Grant, the ideal person who can help us right away in bringing onstream important channel partners, and managing the rollout of our exciting and potentially blockbuster business model."

Prior to joining Tatum as a Partner in 2005, Mr. Grant performed the functions of CFO for San Diego-based IMCOR Pharmaceutical Co. He played a key role in negotiating and completing P.I.P.E. and preferred equity transactions totaling approximately $20 million, as well as securing two mission-critical strategic partnerships. During his tenure, the company also cleared a lengthy SEC review, and successfully defended IP-related litigation with a Fortune 50 company.

Mr. Grant previously provided significant advice and consultation to several venture capital funds servicing the life science sector, including Oxford Bioscience Partners. As VP Finance for Mitral Medical International, Grant won a Canadian government economic development grant and presided over the start-up of a significant heart valve production facility medical device manufacturer.

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Mr. Grant has a BS degree from Iowa State University, and began his career at KPMG LLP (formerly Peat Marwick Mitchell & Co).

About InforMedix

InforMedix has developed the Med-eMonitor System as The Medication Adherence Solution for disease management and clinical drug trials markets. InforMedix has integrated a portable patient-interactive monitoring device, hardware, software and networked communications system to enable disease management programs, pharmaceutical and biotechnology companies, and medical researchers to efficiently monitor and manage patients' medication and care plan adherence, clinical response, and drug safety. Med-eMonitor is specifically designed to improve patient medication compliance and care plan adherence in disease management and clinical drug trials programs. In a recent program for diabetes patients, the Med-eMonitor System improved mean medication adherence rates to over 92% compared to a baseline medication adherence rate of 40%, and also reduced Hemoglobin A1c (HbA1c) levels by an average of 18.5% in a 3 month period (p value less than .002). The Med-eMonitor System leverages InforMedix's strong intellectual property consisting of 15 issued patents and 12 patents pending. InforMedix's patents have been cited as prior art by patent examiners in over 150 other issued patents. To find out more about InforMedix, Inc. (OTCBB:IFMX - News), visit our website at www.informedix.com.

This report contains "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. References made to the discussion of the risk factors are detailed in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-KSB for the year ended December 31, 2004, our prospectus dated March 28, 2005 and our other filings with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

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InforMedix, Inc.
Corporate
Bruce A. Kehr, M.D., 301-984-1566
 or
Sales
Linda Oaster, 336-644-6499
 or
Agency Contact
Equity Communications
Ira Weingarten / Steve Chizzik
Tel: 805-897-1880
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Source: InforMedix Holdings, Inc.

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